ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-200212 Dated April 8, 2015

UBS AG Contingent Absolute Return Autocallable Optimization Securities

UBS AG $• Securities linked to the common stock of Evercore Partners Inc. due on or about April 18, 2016

UBS AG $• Securities linked to the common stock of Hewlett-Packard Company due on or about April 18, 2016

UBS AG $• Securities linked to the ordinary shares of Jazz Pharmaceuticals Public Limited Company due on or about April 18, 2016

UBS AG $• Securities linked to the common units of Shell Midstream Partners, L.P. due on or about April 18, 2016

Investment Description

UBS AG Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the common stock, ordinary shares or common units, as applicable, of a specific company (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will remain flat or increase during the term of the Securities, or not close below the trigger price on the final valuation date. If the closing price of the underlying equity is equal to or greater than the initial price on any observation date, UBS will automatically call the Securities and pay you the principal amount per Security plus a call return (the “call price”). The call return, and therefore the call price, increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the closing price of the underlying equity on the final valuation date (the “final price”) is equal to or greater than the trigger price, UBS will repay your principal amount plus a return equal to the absolute value of the percentage decline of the price of the underlying equity from the trade date to the final valuation date (the “contingent absolute return”). If by maturity the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportional to the percentage decline in the price of the underlying equity from the trade date to the final valuation date (the “underlying return”). Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. Generally, the higher the call return rate on the Securities, the greater the risk of loss on the Securities. The contingent absolute return, and any contingent repayment of your principal, applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return — UBS will automatically call the Securities and pay you the call price if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. The call return, and therefore the call price, increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Absolute Return at Maturity — If by maturity the Securities have not been called and the final price is equal to or greater than the trigger price, UBS will repay your principal amount plus a return at maturity equal to the contingent absolute return. If the final price is less than the trigger price, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportional to the underlying return. The contingent absolute return, and any contingent repayment of your principal, applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	April 10, 2015
Settlement Date	April 15, 2015
Observation Dates	Quarterly (see page 2)
Final Valuation Date	April 12, 2016
Maturity Date	April 18, 2016

*	Expected. See page 2 for additional details.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-14 of the Contingent Absolute Return Autocallable Optimization Securities (“CARS”) product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offerings

These preliminary terms relate to four separate Securities we are offering. Each of the four Securities is linked to the common stock, ordinary shares or common units of a different company and each of the four Securities has a different call return rate, initial price and trigger price. The call return rate, initial price and trigger price for each of the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Equity Ticker	Call Return Rate*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Evercore Partners Inc.	EVR	7.50% to 9.50% per annum*	$•	75.00% of the Initial Price	90274P849	US90274P8499
Common stock of Hewlett-Packard Company	HPQ	9.00% to 11.00% per annum*	$•	80.00% of the Initial Price	90274P831	US90274P8317
Ordinary shares of Jazz Pharmaceuticals Public Limited Company	JAZZ	9.00% to 11.00% per annum*	$•	72.50% of the Initial Price	90274P864	US90274P8648
Common units of Shell Midstream Partners, L.P.	SHLX	11.75% to 14.75% per annum*	$•	75.00% of the Initial Price	90274P856	US90274P8564

*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called.

The estimated initial value of the Securities as of the trade date is expected to be between (i) $9.43 and $9.73 for Securities linked to the common stock of Evercore Partners Inc., (ii) $9.50 and $9.80 for Securities linked to the common stock of Hewlett-Packard Company, (iii) $9.45 and $9.75 for Securities linked to the ordinary shares of Jazz Pharmaceuticals Public Limited Company and (iv) $9.325 and $9.625 for Securities linked to the common units of Shell Midstream Partners, L.P. The range of the estimated initial value of the Securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the CARS product supplement relating to the Securities, dated November 17, 2014, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the CARS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Evercore Partners Inc.	$•	$10.00	$•	$0.15	$•	$9.85
Securities linked to the common stock of Hewlett-Packard Company	$•	$10.00	$•	$0.15	$•	$9.85
Securities linked to the ordinary shares of Jazz Pharmaceuticals Public Limited Company	$•	$10.00	$•	$0.15	$•	$9.85
Securities linked to the common units of Shell Midstream Partners, L.P.	$•	$10.00	$•	$0.15	$•	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	CARS product supplement dated November 17, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413809/d818827d424b2.htm

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Contingent Absolute Return Autocallable Optimization Securities” or the “Securities” refer to four different Securities that are offered hereby. Also, references to the “CARS product supplement” mean the UBS product supplement, dated November 17, 2014, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the underlying equity will close at or above the initial price on one of the specified observation dates or will close at or above the trigger price on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the applicable call return if the Securities are called, and to the contingent absolute return (as limited by the trigger price) if the Securities have not been called.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be willing to invest in the Securities if the applicable call return rate was set equal to the bottom of the range indicated on the cover hereof (the actual call return rate will be set on the trade date).

♦	You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦	You are willing to invest in equities in general and the underlying equity in particular.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the trigger price on the final valuation date exposing you to the negative underlying return at maturity.

♦	You seek an investment that participates in the full appreciation, or benefits fully from any depreciation, in the price of the underlying equity or that has unlimited return potential.

♦

You would not be willing to invest in the Securities if the applicable call return rate was set equal to the bottom of the range indicated on the cover hereof (the actual call return rate will be set on the trade date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦	You are unwilling to invest in equities in general and the underlying equity in particular.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” in this free writing prospectus for risks related to an investment in the Securities.

Common Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term(1)(2)	Approximately 12 months, unless called earlier.
Underlying Equity	The common stock, ordinary shares or common units of a specific company, as indicated on the cover hereof.
Call Feature	The Securities will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a rate of between (i) 7.50% to 9.50% per annum for Securities linked to the common stock of Evercore Partners Inc., (ii) 9.00% to 11.00% per annum for Securities linked to the common stock of Hewlett-Packard Company, (iii) 9.00% to 11.00% per annum for Securities linked to the ordinary shares of Jazz Pharmaceuticals Public Limited Company and (iv) 11.75% to 14.75% per annum for Securities linked to the common units of Shell Midstream Partners, L.P. The actual call return rate will be determined on the trade date.
Call Price	The call price equals the principal amount per Security plus the applicable call return.
The table below assumes a call return rate of 8.50% per annum for Securities linked to the common stock of Evercore Partners Inc. The actual call return rate and amounts in the table below will be determined on the trade date.

Observation Dates(1)(2)(3)	Call Settlement Dates	Call Return	Call Price (per Security)
July 10, 2015	July 14, 2015	2.1250%	$10.2125
October 13, 2015	October 15, 2015	4.2500%	$10.4250
January 11, 2016	January 13, 2016	6.3750%	$10.6375
April 12, 2016	April 18, 2016	8.5000%	$10.8500

The table below assumes a call return rate of 10.00% per annum for Securities linked to the common stock of Hewlett-Packard Company. The actual call return rate and amounts in the table below will be determined on the trade date.

Observation Dates(1)(2) (3)	Call Settlement Dates	Call Return	Call Price (per Security)
July 10, 2015	July 14, 2015	2.5000%	$10.2500
October 13, 2015	October 15, 2015	5.0000%	$10.5000
January 11, 2016	January 13, 2016	7.5000%	$10.7500
April 12, 2016	April 18, 2016	10.0000%	$11.0000

The table below assumes a call return rate of 10.00% per annum for Securities linked to the ordinary shares of Jazz Pharmaceuticals Public Limited Company. The actual call return rate and amounts in the table below will be determined on the trade date.

Observation Dates(1)(2) (3)	Call Settlement Dates	Call Return	Call Price (per Security)
July 10, 2015	July 14, 2015	2.5000%	$10.2500
October 13, 2015	October 15, 2015	5.0000%	$10.5000
January 11, 2016	January 13, 2016	7.5000%	$10.7500
April 12, 2016	April 18, 2016	10.0000%	$11.0000

The table below assumes a call return rate of 13.25% per annum for Securities linked to the common units of Shell Midstream Partners, L.P. The actual call return rate and amounts in the table below will be determined on the trade date.

Observation Dates(1)(2) (3)	Call Settlement Dates	Call Return	Call Price (per Security)*
July 10, 2015	July 14, 2015	3.3125%	$10.3313
October 13, 2015	October 15, 2015	6.6250%	$10.6625
January 11, 2016	January 13, 2016	9.9375%	$10.9938
April 12, 2016	April 18, 2016	13.2500%	$11.3250
*	Call price amounts have been rounded for ease of analysis.

Payment at Maturity (per Security)

If the Securities have not been called and the final price is equal to or greater than the trigger price, at maturity we will pay you an amount in cash equal to:

$10.00 + ($10.00 x Contingent Absolute Return).

If the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × Underlying Return).

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Contingent Absolute Return	The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will equal 5%.
Trigger Price	A percentage of the initial price of the underlying equity, as indicated on the cover hereof, to be determined on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the CARS product supplement).
Initial Price	The closing price of the underlying equity on the trade date as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the CARS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date as determined by the calculation agent.

(1)

In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates, as well as the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

(2)	Subject to the market disruption event provisions set forth in the CARS product supplement.

(3)

If you sell the Securities in the secondary market on any day on or preceding an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any payment attributable to that date. If you sell your Securities in the secondary market on any day following an observation date, you will be deemed the record holder on the record date and therefore you will be entitled to any payment attributable to that date.

Investment Timeline

Trade Date	The closing price of the underlying equity is observed, the trigger price is determined and the call return rate is set.

Quarterly

The Securities will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price.

If the Securities are called, UBS will pay the call price for the applicable observation date, which is equal to the principal amount plus the applicable call return.

Maturity Date

If the Securities have not been called and the final price is equal to or greater than the trigger price, UBS will pay an amount in cash equal to:

$10.00 + ($10.00 x Contingent Absolute Return)

per Security

If the Securities have not been called and the final price is less than the trigger price, the contingent absolute return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportional to the underlying return, for an amount equal to:

$10.00 + ($10.00 × Underlying Return)

per Security

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	12 months
Initial Price:	$50.00
Call Return Rate:*	10.80% per annum (or 2.70% per quarter)
Observation Dates:	Quarterly
Trigger Price:**	$37.50 (which is 75.00% of the Initial Price)

*	The actual call return rate may be less than or greater than the amount shown above in which case your potential return on the Securities may be less than or greater than the returns shown in the examples below.
**	The trigger price may be less than or greater than the amount shown above in which case the potential for the closing price of the underlying equity to be less than the trigger price will be less than or greater than in these hypothetical examples.

Example 1 — Securities are Called on the first Call Settlement Date

Closing Price at first Observation Date:	$60.00 (equal to or greater than Initial Price, Securities are called)
Call Price (per Security):	$10.27

Because the Securities are called on the first call settlement date, UBS will pay you on the call settlement date a total call price of $10.27 per $10.00 principal amount (2.70% total return on the Securities).

Example 2 — Securities are Called on the Maturity Date

Closing Price at first Observation Date:	$45.00 (less than Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$48.00 (less than Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$46.00 (less than Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$51.00 (equal to or greater than Initial Price, Securities are called)

Call Price (per Security):	$11.08

Because the Securities are called on the maturity date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $11.08 per $10.00 principal amount (10.80% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is equal to or greater than the Trigger Price

Closing Price at first Observation Date:	$40.00 (less than Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$43.00 (less than Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$36.00 (less than Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$45.00 (less than Initial Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 x Contingent Absolute Return) $10.00 + ($10 x 10%) $10.00 + $1.00
$11.00

Because the Securities are not called and the final price is equal to or greater than the trigger price, at maturity UBS will pay you a total of $11.00 per $10.00 principal amount (10% total return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is less than the Trigger Price

Closing Price at first Observation Date:	$42.00 (less than Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (less than Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$32.00 (less than Initial Price and Trigger Price, Securities NOT called)
Closing Price at Final Valuation Date:	$25.00 (less than Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 × Underlying Return) $10.00 + ($10 × -50%) $10.00 - $5.00 $5.00

Because the Securities are not called and the final price is less than the trigger price, at maturity UBS will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in each of the Securities is not equivalent to investing in each underlying equity. These risks are explained in more detail in the “Risk Factors” section of the CARS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will pay you an amount in cash equal to the principal amount plus a return equal to the product of the principal amount multiplied by the contingent absolute return only if the final price of the underlying equity is equal to or greater than the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, the contingent absolute return will not apply and you will lose some or all of your initial investment in an amount proportional to the underlying return.

♦

The contingent absolute return, and any contingent repayment of your principal, applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the trigger price.

♦

Your potential return on the Securities is limited and you will not have the same rights as holders of the underlying equity — The return potential of the Securities resulting from an automatic call is limited to the call return regardless of the appreciation of the underlying equity. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, your potential gain on the Securities from the contingent absolute return will be limited by the trigger price. Because your ability to receive a return on the Securities equal to the contingent absolute return is available only if the Securities are not called and if the final price is equal to or greater than the trigger price, you will not benefit from any further depreciation of the final price below the trigger price and in that case will not receive a contingent absolute return and will lose some or all of your investment in an amount proportional to the underlying return. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.

♦

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the final price of such equity could be less than the trigger price. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is set on the trade date, an equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as three months after issuance, you should be prepared in the event the Securities are called early.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding the underlying equity issuers, please see “Information about the Underlying Equities” and “Evercore Partners Inc.”, “Hewlett-Packard Company”, “Jazz Pharmaceuticals Public Limited Company” and “Shell Midstream Partners, L.P.” below and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the Securities are not automatically called, you may lose some or all of your initial investment.

♦

Risks associated with non-U.S. Companies — An investment in the Securities linked to the value of non-U.S. companies, such as the common stock of Jazz Pharmaceuticals Public Limited Company (‘‘Jazz Pharmaceuticals”), which was incorporated in Ireland, involves risks associated with the home country of such non-U.S. company. The prices of Jazz Pharmaceuticals may be affected by political, economic, financial and social factors in the home country of Jazz Pharmaceuticals, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

♦

There is no affiliation between the underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying equity issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity issuer. However, we are not affiliated with the underlying equity issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying equity and the underlying equity issuer. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price and trigger price of the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the CARS product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to the respective underlying equity issuer where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the equity security of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a corporate event whereby the underlying equity is exchanged solely for cash, (ii) a merger or combination with UBS or any of its affiliates, or (iii) the underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on the equity security issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” in the CARS product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the underlying equity issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the call price is payable to you on any call settlement date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the call return rate and trigger price, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Information about the Underlying Equities

All disclosures contained in this free writing prospectus regarding each underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equities. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equities.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and the first calendar quarter of 2015, where applicable. Partial data is provided for the second calendar quarter of 2015. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Evercore Partners Inc.

According to publicly available information, Evercore Partners, Inc. (“Evercore”) is an independent investment banking advisory firm that does not directly, or through its affiliates, engage in commercial banking or significant proprietary trading activities. Evercore operates globally through two business segments: Investment Banking and Investment Management. The Investment Banking segment includes Evercore’s advisory services, through which it provides advice to clients on mergers, acquisitions, divestitures and other strategic corporate transactions. The segment also provides restructuring advice to companies in financial transition, as well as to creditors, shareholders and potential acquirers. In addition, it provides clients with capital markets advice relating to both debt and equity securities, and it underwrites securities offerings and raises funds for financial sponsors. The Investment Management segment focuses on Institutional Asset Management, through which Evercore manages financial assets for institutional investors and provides independent fiduciary services to corporate employee benefit plans; Wealth Management, through which it provides wealth management services for high net-worth individuals; and Private Equity, through which it manages private equity funds. On October 31, 2014, Evercore acquired all of the membership interest units of International Strategy & Investment Group, LLC, a Delaware limited liability company, and all of the issued and outstanding shares of International Strategy & Investment (UK) Limited, a private limited company organized and existing under the laws of England and Wales, in exchange for the issuance by Evercore LP of Class E Units, Class G Interests and Class H Interests. Information filed by Evercore with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32975, or its CIK Code: 0001360901. Evercore’s website is http://www.evercore.com. Evercore’s common stock is listed on the New York Stock Exchange under the ticker symbol “EVR.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Evercore’s common stock, based on the daily closing prices on the primary exchange for Evercore. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Evercore’s common stock on April 6, 2015 was $49.55. The actual initial price will be the closing price of Evercore’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$35.56	$30.40	$34.29
4/1/2011	6/30/2011	$37.01	$32.57	$33.32
7/1/2011	9/30/2011	$33.60	$21.10	$22.80
10/3/2011	12/30/2011	$28.81	$20.93	$26.62
1/3/2012	3/30/2012	$30.07	$25.91	$29.07
4/2/2012	6/29/2012	$28.87	$22.12	$23.39
7/2/2012	9/28/2012	$28.20	$20.83	$27.00
10/1/2012	12/31/2012	$30.19	$25.64	$30.19
1/2/2013	3/28/2013	$44.34	$31.41	$41.60
4/1/2013	6/28/2013	$41.70	$35.09	$39.28
7/1/2013	9/30/2013	$51.85	$37.87	$49.23
10/1/2013	12/31/2013	$60.53	$45.67	$59.78
1/2/2014	3/31/2014	$63.14	$52.53	$55.25
4/1/2014	6/30/2014	$58.50	$49.11	$57.64
7/1/2014	9/30/2014	$58.16	$46.41	$47.00
10/1/2014	12/31/2014	$54.36	$45.29	$52.37
1/2/2015	3/31/2015	$53.60	$47.63	$51.66
4/1/2015*	4/6/2015*	$51.00	$49.55	$49.55

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through April 6, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of Evercore’s common stock from January 3, 2007 to April 6, 2015, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $37.16, which is equal to 75.00% of the closing price on April 6, 2015. The actual trigger price will be based on the closing price of Evercore’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Hewlett-Packard Company

According to publicly available information, Hewlett-Packard Company (“Hewlett-Packard”) is a provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors. Hewlett-Packard’s business is separated into seven segments: Personal Systems, Printing, the Enterprise Group (“EG”), Enterprise Services (“ES”); Software, HP Financial Services (“HPFS”), and Corporate Investments. On October 6, 2014, Hewlett-Packard announced plans to separate into two new publicly traded companies: Hewlett-Packard Enterprise comprising Hewlett-Packard’s enterprise technology infrastructure, software and services businesses, and HP Inc. comprising Hewlett-Packard’s personal systems and printing businesses. The transaction is expected to be completed by the end of fiscal year 2015. The Personal Systems segment provides commercial personal computers (“PCs”), consumer PCs, workstations, thin client PCs, tablets, retail point-of-sale (“POS”) systems, calculators and other related accessories, software, support and services for the commercial and consumer markets. The Printing segment provides consumer and commercial printer hardware, supplies, media, software and services, as well as scanning devices. The EG segment provides a range of enterprise technology infrastructure solutions for a variety of operating environments that address a variety of consumer concerns. The ES segment provides technology consulting, outsourcing and support services across infrastructure, applications and business process domains. The Software segment provides IT management, application testing and delivery, information management, big data analytics, security intelligence and risk management solutions for businesses and enterprises of all sizes. The HPFS segment provides investment solutions, such as leasing, financing, utility programs and asset management services, for customers to enable the creation of technology deployment models and acquisition of complete IT solutions, including hardware, software and services from HP and others. The Corporate Investments segment includes HP Labs and certain cloud-related business incubation projects among others. Information filed by Hewlett-Packard with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04423, or its CIK Code: 0000047217. Hewlett-Packard’s website is http://www.hp.com. Hewlett-Packard’s common stock is listed on the New York Stock Exchange under the ticker symbol “HPQ.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Hewlett-Packard’s common stock, based on the daily closing prices on the primary exchange for Hewlett-Packard. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Hewlett-Packard’s common stock on April 6, 2015 was $31.83. The actual initial price will be the closing price of Hewlett-Packard’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$48.99	$40.13	$40.97
4/1/2011	6/30/2011	$41.57	$34.26	$36.40
7/1/2011	9/30/2011	$37.47	$22.32	$22.45
10/3/2011	12/30/2011	$28.41	$22.20	$25.76
1/3/2012	3/30/2012	$29.89	$23.03	$23.83
4/2/2012	6/29/2012	$25.25	$19.35	$20.11
7/2/2012	9/28/2012	$20.36	$16.71	$17.06
10/1/2012	12/31/2012	$17.21	$11.71	$14.25
1/2/2013	3/28/2013	$23.84	$15.02	$23.84
4/1/2013	6/28/2013	$25.44	$19.56	$24.80
7/1/2013	9/30/2013	$27.30	$20.98	$20.98
10/1/2013	12/31/2013	$28.31	$20.75	$27.98
1/2/2014	3/31/2014	$32.56	$27.45	$32.36
4/1/2014	6/30/2014	$35.16	$31.58	$33.68
7/1/2014	9/30/2014	$38.16	$33.50	$35.47
10/1/2014	12/31/2014	$40.72	$32.24	$40.13
1/2/2015	3/31/2015	$40.68	$31.16	$31.16
4/1/2015*	4/6/2015*	$31.83	$31.29	$31.83

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through April 6, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of Hewlett-Packard’s common stock from January 2, 2004 to April 6, 2015, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $25.46, which is equal to 80.00% of the closing price on April 6, 2015. The actual trigger price will be based on the closing price of Hewlett-Packard’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Jazz Pharmaceuticals Public Limited Company

According to publicly available information, Jazz Pharmaceuticals Public Limited Company (“Jazz Pharmaceuticals”) is a biopharmaceutical company. Jazz Pharmaceuticals has one business segment which is the development and commercialization of pharmaceutical products. Jazz Pharmaceuticals markets the following products in the United States: Xyrem® for the treatment of both cataplexy and excessive daytime sleepiness in patients with narcolepsy; Erwinaze® for the treatment for patients with acute lymphoblastic leukemia or acute lymphoblastic leukemia; Prialt® for the management of severe chronic pain for patients who are intolerant of or refractory to other treatments; and a portfolio of products, including FazaClo® LD and FazaClo® HD for treatment-resistant schizophrenia. Jazz Pharmaceuticals’ international division, based in Europe, commercializes Erwinaze® as well as a portfolio of other products outside of the United States. On January 18, 2012, a wholly-owned subsidiary of Jazz Pharmaceuticals merged with and into Jazz Pharmaceuticals, Inc., with Jazz Pharmaceuticals, Inc. surviving the merger and becoming a wholly-owned subsidiary of Jazz Pharmaceuticals, and each share of the common stock of Jazz Pharmaceuticals, Inc. issued and outstanding immediately prior to the effective time of the merger was canceled and automatically converted into and became the right to receive one ordinary share of Jazz Pharmaceuticals. Jazz Pharmaceuticals’ ordinary shares trade on the same exchange and under the same trading symbol “JAZZ,” as the Jazz Pharmaceuticals, Inc. common stock prior to the merger. Accordingly, historical information from the period prior to January 18, 2012 presented in this section references prices of one share of the common stock of Jazz Pharmaceuticals, Inc., and historical information from and including January 18, 2012 presented in this section references prices of one ordinary share of Jazz Pharmaceuticals. Information filed by Jazz Pharmaceuticals with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33500, or its CIK Code: 0001232524. Jazz Pharmaceuticals’ website is http://www.jazzpharmaceuticals.com. Jazz Pharmaceuticals’ ordinary shares are listed on the NASDAQ Global Select Market under the ticker symbol “JAZZ.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Jazz Pharmaceuticals’ ordinary shares, based on the daily closing prices on the primary exchange for Jazz Pharmaceuticals. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Jazz Pharmaceuticals’ ordinary shares on April 6, 2015 was $167.87. The actual initial price will be the closing price of Jazz Pharmaceuticals’ ordinary shares on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$33.11	$19.43	$31.85
4/1/2011	6/30/2011	$34.52	$26.52	$33.35
7/1/2011	9/30/2011	$46.80	$32.70	$41.52
10/3/2011	12/30/2011	$44.27	$34.80	$38.63
1/3/2012	3/30/2012	$52.47	$38.59	$48.47
4/2/2012	6/29/2012	$51.72	$41.22	$45.01
7/2/2012	9/28/2012	$58.50	$43.56	$57.01
10/1/2012	12/31/2012	$59.34	$49.96	$53.20
1/2/2013	3/28/2013	$60.00	$54.58	$55.91
4/1/2013	6/28/2013	$70.86	$52.79	$68.73
7/1/2013	9/30/2013	$91.97	$69.73	$91.97
10/1/2013	12/31/2013	$126.79	$82.62	$126.56
1/2/2014	3/31/2014	$174.98	$125.51	$138.68
4/1/2014	6/30/2014	$154.82	$124.63	$147.01
7/1/2014	9/30/2014	$174.37	$132.55	$160.56
10/1/2014	12/31/2014	$183.03	$142.72	$163.73
1/2/2015	3/31/2015	$189.01	$158.12	$172.79
4/1/2015*	4/6/2015*	$171.03	$167.87	$167.87

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through April 6, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of Jazz Pharmaceuticals’ ordinary shares from January 2, 2008 to April 6, 2015, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $121.71, which is equal to 72.50% of the closing price on April 6, 2015. The actual trigger price will be based on the closing price of Jazz Pharmaceuticals’ ordinary shares on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Shell Midstream Partners, L.P.

According to publicly available information, Shell Midstream Partners, L.P. (“Shell Midstream Partners”) is a Delaware limited partnership formed on March 19, 2014, by Shell Midstream Partners GP LLC and Shell Midstream LP Holdings LLC, both wholly-owned subsidiaries of Shell Pipeline Company LP. Shell Midstream Partners was formed by Shell Oil Company to own, operate, develop and acquire pipelines and other midstream assets. These pipelines serve as infrastructure to transport onshore and offshore crude oil production to Gulf Coast refining markets and to deliver refined products from those markets to major demand centers. Shell Midstream Partners owns interests in two crude oil pipeline systems and two refined products systems. The crude oil pipeline systems, which are held by Zydeco and Mars Oil Pipeline Company, are located along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico. These systems link onshore and offshore production areas with refining markets. The refined products pipeline systems, which are held by Bengal Pipeline Company LLC and Colonial Pipeline Company, connect Gulf Coast and southeastern U.S. refineries to major demand centers from Alabama to New York. Shell Midstream Partners’ operations comprise one reportable segment containing its portfolio of pipelines and other midstream assets. Information filed by Shell Midstream Partners with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36710, or its CIK Code: 0001610466. Shell Midstream Partners’ website is http://www.shellmidstreampartners.com. Shell Midstream Partners’ common unit is listed on the New York Stock Exchange under the ticker symbol “SHLX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Shell Midstream Partners’ common units, based on the daily closing prices on the primary exchange for Shell Midstream Partners. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Shell Midstream Partners’ common units on April 6, 2015 was $36.84. The actual initial price will be the closing price of Shell Midstream Partners’ common units on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/28/2014*	12/31/2014*	$40.98	$31.95	$40.98
1/2/2015	3/31/2015	$42.13	$35.54	$39.00
4/1/2015**	4/6/2015**	$38.69	$36.84	$36.84

*	Shell Midstream Partners’ common unit commenced trading on the New York Stock Exchange on October 28, 2014 and therefore has a limited historical performance. For this reason, available information for the fourth calendar quarter of 2014 includes data for the period from October 28, 2014 through December 31, 2014. Accordingly, the ‘‘Quarterly Closing High,’’ ‘‘Quarterly Closing Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.
**	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through April 6, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of Shell Midstream Partners’ common units from October 28, 2014 to April 6, 2015, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $27.63, which is equal to 75.00% of the closing price on April 6, 2015. The actual trigger price will be based on the closing price of Shell Midstream Partners’ common units on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the CARS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally not recognize any income or loss with respect to your Securities prior to their maturity, automatic call, redemption, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the discussion below, such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise, such gain or loss would be short-term capital gain or loss if held for one year or less).

However, it is possible that the Internal Revenue Service (“IRS”) could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon maturity or automatic call of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the maturity or automatic call of your Securities. In such case, you may be treated as having a holding period in respect of your Securities prior to the maturity or automatic call of your Securities, and such holding period may be treated as less than one year even if you receive cash upon the maturity or automatic call of your Securities at a time that is more than one year after the beginning of your holding period.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the CARS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected equity-linked securities.

There may be also a risk that the IRS could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer, at least in part, short exposure to the underlying equity.

Since Shell Midstream Partners, L.P. constitutes a limited partnership, there is a risk that an investment in Securities linked to Shell Midstream Partners, L.P. could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “pass-thru entities” (including partnerships (including master limited partnerships), passive foreign investment companies (“PFICs”), regulated investment companies and real estate investment trusts). Under the “constructive ownership” rules, if an investment in Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Considerations” of the CARS product supplement) in respect of a security would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). It is not clear how the ‘‘net underlying long-term capital gain’’ would be computed in respect of the Securities. Unless otherwise established by clear and convincing evidence, the ‘‘net underlying long-term capital gain’’ is treated as zero. Although the matter is not clear, there exists a risk that an investment in securities that are linked to an underlying equity that contains shares in one or more limited partnerships could be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security would be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Further, we will not attempt to ascertain whether Jazz Pharmaceuticals would be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. In the event that Jazz Pharmaceuticals is treated as a PFIC, certain adverse U.S. federal income tax consequences might apply (including possible treatment of the Securities, in whole or in part, as a constructive ownership transaction, as discussed further under “Supplemental U.S. Tax Considerations” of the CARS product supplement). You should consult your tax advisor regarding the possible consequences to you in the event that Jazz Pharmaceuticals is or becomes a passive foreign investment company.

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the CARS product supplement unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax, U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) a fully completed and duly executed appropriate applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity or upon automatic call generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or the non-U.S. holder has certain present or former connections with the United States.

We will not attempt to ascertain whether the issuer of any of the underlying equity would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the underlying equity issuer and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity as a United States real property holding corporation or the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including shares of certain of the underlying equity (including, possibly, shares of Jazz Pharmaceuticals) as well as certain shares owned by Shell Midstream Partners), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local or other (including non-U.S.) taxing jurisdiction (including the taxing jurisdiction of the underlying equity issuer).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” in this free writing prospectus.